SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549


                                 FORM 8-K



                              CURRENT REPORT

                       Commission File Number 0-3578


  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                      Date of Report:  August 8, 1995

                     Piedmont Management Company Inc.
          (Exact name of registrant as specified in its charter)


          Delaware                                          13-2612123
  (State or other jurisdiction of corporation             (IRS Employer
            or organization)                        (Identification Number)

                      80 Maiden Lane, New York, N.Y.
                                   10038

                 (Address of principal executive offices)
                                (Zip Code)

    Registrant's telephone number, including area code: (212) 363-4650

Item 5.  Other Events

The Registrant has released the following information today:

"New York, New York, August 8, 1995 -- Piedmont Management Company Inc. (Piedmont) (NASDAQ-NMS-"PMAN") and Chartwell Re Corporation (Chartwell) announced today that they have entered into a definitive agreement to merge. As a result of the merger, Piedmont's principal insurance subsidiary, The Reinsurance Corporation of New York (RECO), will become a subsidiary of Chartwell Reinsurance Company, the reinsurance underwriting subsidiary of Chartwell.

In the transaction, holders of common and preferred stock of Piedmont will receive newly-issued shares of common stock of Chartwell representing approximately 45.25% of the outstanding stock of the combined entity. Holders of common stock of Chartwell will retain common stock of Chartwell representing 54.75% of the outstanding stock of the combined entity. Chartwell intends to seek a stock exchange listing of its common stock effective upon the closing of the merger.

Prior to the merger, Piedmont's asset management subsidiary, Lexington Management Corporation (combined with Piedmont's other asset management operations) will be spun-off to Piedmont's stockholders in a tax-free transaction. Lexington manages approximately $3.4 billion in assets, including $1.5 billion in a diversified group of mutual funds. Also prior to the merger, Piedmont stockholders will receive a dividend of contingent interest notes of Piedmont. The notes, which will mature on June 30, 2006 unless previously redeemed, will provide for payment of up to $57 million to holders at maturity, depending on the results, particularly loss reserve development, over time of RECO's previously written business included in the merger.

The merged entity will continue to be known as Chartwell Re Corp. and will be managed by Chartwell's current management team. Four members of Piedmont's existing Board of Directors will become directors of Chartwell upon the merger. Upon closing, Chartwell Reinsurance Company is expected to have a policyholders surplus of approximately
$180 million, total GAAP capitalization of approximately $225 million and assets of approximately $1 billion. As part of the merger agreement, Piedmont would increase RECO's reserves for losses incurred but not reported in respect of its existing business by $25 million prior to closing.

Commenting on the proposed merger, Chartwell's Chairman and Chief Executive Officer, Richard E. Cole said, "This is a very positive development for Chartwell. It will increase our surplus substantially, diversify our book of business, and give us an attractive book of primary program business. It will also provide us with the benefits of having a public market for our common stock, which include access to public capital and a currency to enhance our acquisition strategy. Also, the contingent interest notes and reserve addition to be made by Piedmont provide us with additional protection against any adverse development which might occur in Piedmont's insurance business. The economies of scale are also favorable. We are looking forward to capitalizing on new opportunities and to expanding Chartwell's presence in a rapidly consolidating industry."

Chartwell's President, Steven J. Bensinger, stated that "This merger is the first step in the realization of Chartwell's strategy of growth and acquisition. We will continue to explore additional opportunities and to actively seek advantageous business combinations."

Piedmont's President and Chief Executive Officer, Robert M. DeMichele, stated that "The merger with Chartwell will enable Piedmont's current stockholders to capture the inherent value that has been built in its reinsurance and insurance operations as part of a much larger publicly traded entity, Chartwell, while the spinoff of Lexington and Piedmont's other asset management companies will provide stockholders with an interest in a publicly traded investment advisory and mutual fund company. Our goal has been to unlock the intrinsic value that we have been building for Piedmont's stockholders that, in our opinion, has not been recognized in the market price of Piedmont's stock. We believe this transaction not only accomplishes that objective but offers considerable opportunity to participate in the growth of two publicly traded companies."

Following the merger, Chartwell plans to organize its business into direct and reinsurance operations. Primary insurance will continue to be written by RECO, which will focus on select program business. All reinsurance will be written by Chartwell Reinsurance Company.

The transaction is subject to stockholder, bondholder, bank and regulatory approval and certain other conditions and is expected to close in the fourth quarter of 1995."

                                SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           PIEDMONT MANAGEMENT COMPANY INC.
                                                       (Registrant)



                                By /S/ PETER J. PALENZONA
                                Peter J. Palenzona, Senior Vice President
                                Finance and Administration
                                (Chief Financial Officer)







Date:  August 8, 1995